Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement 333-278284 on Form S-3 and Registration Statements on Form S-8 (Nos. 333-213158, 333-218789, 333-231525, 333-239257, 333-264934, 333-276390) of our report dated March 5, 2024 (May 8, 2024 as to the reclassification of segment information as described in Note 17) relating to the financial statements of Forum Energy Technologies, Inc. and subsidiaries (“the Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP
Houston, TX
May 8, 2024